UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 29, 2018

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
790 South Buchanan Street
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Texas 2017 Electric Rate Case
In 2017, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed a $54 million, or 5.8 percent, retail electric, non-fuel base rate increase case in Texas with each of its Texas municipalities and the Public Utility Commission of Texas (PUCT). The request was based on a historic test year ended June 30, 2017, a requested return on equity (ROE) of 10.25 percent, an electric rate base of approximately $1.9 billion and an equity ratio of 53.97 percent. The request also reflects the acceleration of Tolk depreciation lives from 2042 and 2045 to 2032.

The PUCT has opened a docket on the impact of the Tax Cuts and Jobs Act (TCJA). In February 2018, SPS filed supplemental testimony with the PUCT, which indicated that the TCJA would reduce revenue requirements by approximately $32 million and proposed increasing its equity ratio to 58 percent to offset the negative impact of the TCJA on its credit metrics and potentially its credit ratings.

In May 2018, SPS filed rebuttal testimony and revised its request to an overall increase in the annual base rate revenue of approximately $32 million, or 5.9 percent. This request would be equivalent to approximately $17 million after adjusting for the Transmission Cost Recovery Factor (TCRF) rider.
On June 29, 2018, SPS, the PUCT Staff and various intervenors reached a settlement, which results in no overall change to SPS’ revenues after adjusting for the impact of the TCJA and the lower costs of long-term debt, which offset the cost of new infrastructure. The following are key terms:

•	The ability to use an equity ratio that reflects SPS' actual capital structure, which SPS has informed the parties it intends to be 57 percent to mitigate the impact of TCJA on credit metrics;

•	A 9.5 percent ROE for the calculation of allowance for funds used during construction;

•	TCRF rider will remain in effect;

•	SPS will accelerate depreciation rates for the Tolk Generating Station Units 1 and 2 by 50 percent of the original request; and

•	SPS agrees that it will file its next base rate case no later than Dec. 31, 2019.

A reconciliation of the settlement is as follows:

(Millions of Dollars)
Original base rate request	$69
Base rate revenue to be recovered through TCRF (a)	(15)
Net revenue request	54
Adjustment for TCJA and other items	(37)
Requested incremental revenue	17
Unspecified settlement adjustments	(13)
Accelerated depreciation (Tolk plant)	(4)
SPS' net revenue change	$—

(a) The roll-in of the TCRF rider into base rates will not impact customer bills or revenue as these costs are recovered through the rider.

The final rates will not change from the current rates.  However, SPS will be permitted to surcharge customers for unrecovered TCRF charges that were not billed during the period of Jan. 23, 2018 through June 10, 2018.  A PUCT decision is expected in the third quarter of 2018.

New Mexico 2017 Electric Rate Case
In October 2017, SPS filed an electric rate case with the New Mexico Public Regulation Commission (NMPRC) seeking an increase in base rates of approximately $43 million. The request was based on a HTY ended June 30, 2017, a ROE of 10.25 percent, an equity ratio of 53.97 percent, a 35 percent federal income tax rate and a rate base of approximately $885 million, including rate base additions through Nov. 30, 2017.

In February 2018, SPS filed supplemental information, which indicated that the TCJA would reduce revenue requirements by approximately $11 million, net of a proposed increase in the equity ratio to 58.0 percent.

In April 2018, the NMPRC Staff, the New Mexico Attorney General (NMAG), and several other parties filed testimony. Occidental Permian and Holly Frontier, industrial consumers, also filed testimony requesting a 9.0 percent ROE and a 51 percent equity ratio. The Federal Energy Agency (Cannon Airforce Base) and Louisiana Energy Services, also industrial consumers, requested a 9.1 percent ROE and a 53.97 percent equity ratio.

On May 2, 2018, SPS filed rebuttal testimony reducing its request to $27 million based on a requested ROE of 10.25 percent and an equity ratio of 58.0 percent.

On June 29, 2018, the New Mexico Hearing Examiner issued her recommended decision proposing an increase of $12 million, based, in part, on a ROE of 9.4 percent and an equity ratio of 53.97 percent. She also denied SPS' requests to shorten depreciation lives related to Tolk Units 1 and 2 and Cunningham Unit 1. The Hearing Examiner rejected intervenor proposals to refund the impacts of the TCJA back to Jan. 1, 2018.

The following table summarizes certain parties’ proposed modifications to SPS’ request, SPS’ revised request, and the Hearing Examiner’s recommendation:

(Millions of Dollars)	NMPRC Staff Testimony	NMAG Testimony	SPS Rebuttal Testimony	Hearing Examiner's Recommendation
SPS request	$43	$43	$43	$43
Reduction to request for the impact of the TCJA	(11)	(11)	(11)	(11)
SPS request, including the impact of the TCJA	32	32	32	32

ROE	(4)	(6)	—	(5)
Capital structure	(7)	(3)	—	(3)
Depreciation to reflect shorter plant lives (Tolk and Cunningham plants)	(3)	(3)	—	(3)
Disallow rate case expenses	(2)	(3)	(1)	—
Regional transmission revenue and expense (adjustment for the impact of the TCJA):
Impact of the TCJA	—	(3)	—	(1)
Aligning costs with transmission plant in rate base	—	—	—	(1)
Post test year plant (estimated numbers were updated to actual)	(1)	(2)	(3)	—
Excess generation adjustment	—	(1)	—	(1)
Other, net	(4)	(4)	(1)	(6)
Recommended rate increase	$11	$7	$27	$12

ROE	9.0%	9.21%	10.25%	9.4%
Equity ratio	52.0%	53.97%	58.0%	53.97%

SPS will file with the NMPRC its exceptions to the recommended decision. SPS anticipates a decision and implementation of final rates in the third quarter of 2018.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the effective date of new rates, impact on customers, and other statements identified in this document by words such as “may,” “believe,” “expect,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and SPS' Annual Report on Form 10-K for the year ended Dec. 31, 2017, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability or cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 3, 2018	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer